UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2021

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08246	71-0205415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Energy Drive

Spring, TX 77389

(Address of principal executive office) (Zip Code)

(832) 796-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	SWN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Issuance of Senior Notes due 2030

On August 30, 2021 (the “Closing Date”), Southwestern Energy Company (the “Company”) closed its offering (the “Bond Offering”) of $1,200 million aggregate principal amount of 5.375% senior notes due 2030 (the “2030 Notes”).

The net proceeds from the Bond Offering, after deducting the underwriting discount and estimated offering expenses, were approximately $1,184 million. The Company intends to use the net proceeds from the Bond Offering to fund cash tender offers (“Tender Offers”) to purchase any and all of the Company’s 7.500% Senior Notes due 2026 (“2026 Notes”) and up to $167 million maximum aggregate principal amount (the “Maximum Principal Amount”) of the Company’s 4.950% Senior Notes due 2025 (“2025 Notes”) and the consent solicitation from the holders of the 2026 Notes (the “Consent Solicitation”), to redeem any 2026 Notes not purchased in the Tender Offers, to repay borrowings under its credit agreement dated as of April 26, 2018 among the Company, JP Morgan Chase Bank, N.A. and the lenders from time to time party thereto (the “Credit Agreement”), and the remainder, if any, to repay other indebtedness or for general corporate purposes. The 2030 Notes will accrue interest at a rate of 5.375%, per annum, payable in cash semiannually, in arrears, on March 15 and September 15 of each year, beginning on March 15, 2022. The 2030 Notes will mature on March 15, 2030.

Indenture and First Supplemental Indenture

The terms of the 2030 Notes are governed by the Indenture (the “Base Indenture”), dated as of August 30, 2021, between the Company and Regions Bank, as trustee (the “2030 Notes Trustee”), as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated August 30, 2021, among the Company, the guarantors named party thereto and the 2030 Notes Trustee. The 2030 Notes are the Company’s senior unsecured obligations, are equal in right of payment with all of the Company’s other senior unsecured indebtedness, including its outstanding senior notes, and are effectively subordinated to all of the Company’s secured indebtedness, including the indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such secured indebtedness. In addition, the 2030 Notes are structurally subordinated to any indebtedness of the Company’s subsidiaries that are not guarantors.

The Indenture contains covenants that, among other things, restrict the ability of the Company to incur certain liens, to engage in sale and leaseback transactions and to merge, consolidate or sell assets.

On or after March 15, 2025, the Company may on any one or more occasions redeem all or a part of the 2030 Notes, upon notice as provided in the Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the 2030 Notes redeemed, to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on March 15 of the years indicated below, subject to the rights of holders of the 2030 Notes on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2025	102.688%
2026	101.792%
2027	100.896%
2028 and thereafter	100.000%

At any time prior to March 15, 2025, the Company may on any one or more occasions redeem all or a part of the 2030 Notes, upon notice as provided in the Indenture, at a redemption price equal to 100% of the principal amount of the 2030 Notes redeemed, plus the relevant applicable premium, and accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the rights of holders of the 2030 Notes on the relevant record date to receive interest due on the relevant interest payment date.

In addition, if a “change of control event” (as defined in the First Supplemental Indenture) occurs, holders of the 2030 Notes will have the option to require the Company to purchase all or any portion of their 2030 Notes at a purchase price equal to 101% of the principal amount of the 2030 Notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Indenture and the form of the 2030 Note, each of which is incorporated herein by reference into and is attached to this Current Report on Form 8-K as Exhibits 4.1, 4.2 and 4.3, respectively.

Sixth Supplemental Indenture

On August 30, 2021, Company entered into a sixth supplemental indenture dated as of August 30, 2021 (the “Sixth Supplemental Indenture”) among the Company, the guarantors party thereto and U.S. Bank National Association (the “2026 Notes Trustee”) to the Indenture dated as of March 5, 2012 (the “2026 Base Indenture” and, together with the Sixth Supplemental Indenture, the “2026 Indenture”), by and between the Company and the 2026 Notes Trustee, relating to the 2026 Notes.

The Sixth Supplemental Indenture was entered into to effectuate the amendments to the 2026 Notes Indenture for which consents were solicited in the Tender Offer and Consent Solicitation with respect to the 2026 Notes (the “Proposed Amendments”). As of 5:00 p.m., New York City time, on August 27, 2021, the early tender time under the Company’s previously announced Tender Offers and Consent Solicitation (the “Early Tender Time”), the Company had received valid tenders and consents from $420,729,000 aggregate principal amount of the 2026 Notes, representing approximately 68.12% of the outstanding principal amount of the 2026 Notes, which amount was sufficient to constitute the requisite consents to approve the Proposed Amendments. The Sixth Supplemental Indenture amends the 2026 Notes Indenture by, among other things, eliminating certain of the restrictive covenants and certain events of default and reducing the optional redemption notice period under the 2026 Notes Indenture.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events

Tender Offers and Consent Solicitation

As of the Early Tender Time, the Company had received valid tenders from $420,729,000 aggregate principal amount of the 2026 Notes, representing approximately 68.12% of the outstanding principal amount of the 2026 Notes, and from $362,179,000 aggregate principal amount of the 2025 Notes, which amount exceeded the Maximum Principal Amount. In accordance with the terms and conditions of the Company’s offer to purchase and consent solicitation statement, dated August 16, 2021, as amended (the “Offer to Purchase”), the Company accepted for purchase any and all of such 2026 Notes and up to the Maximum Principal Amount of the 2025 Notes, in each case that were so validly tendered (and not validly withdrawn) at or prior to the Early Tender Time. The Notes were purchased on the “Early Settlement Date” on August 30, 2021, and the Sixth Supplemental Indenture also became operative on the Early Settlement Date.

Holders of the 2026 Notes that were validly tendered (and not validly withdrawn) at or prior to the Early Tender Time and that were accepted for purchase pursuant to the Tender Offers receive the applicable total consideration of $1,060 for each $1,000 principal amount of 2026 Notes so validly tendered (and not validly withdrawn) at or prior to the Early Tender Time, which includes the early tender premium, together with accrued and unpaid interest from the last interest payment for the 2026 Notes up to, but not including, the Early Settlement Date.

Holders of the 2025 Notes that were validly tendered (and not validly withdrawn) at or prior to the Early Tender Time and that were accepted for purchase pursuant to the Tender Offers receive the applicable total consideration of $1,095 for each $1,000 principal amount of 2025 Notes so validly tendered (and not validly withdrawn) at or prior to the Early Tender Time, which includes the early tender premium, together with accrued and unpaid interest from the last interest payment for the 2025 Notes up to, but not including, the Early Settlement Date. However, because the aggregate principal amount of 2025 Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date exceeded the Maximum Principal Amount, acceptance of tenders of the 2025 Notes was subject to proration. Furthermore, as the tender offer for the 2025 Notes is fully subscribed at the Early Settlement Date, any holders who validly tender 2025 Notes after August 27, 2021 will not have any of their 2025 Notes accepted for purchase.

The Tender Offers will each expire at 12:00 midnight, New York City time, at the end of the day on September 13, 2021 (such date and time, as it may be extended, the “Expiration Date”). Upon the terms and conditions of the Offer to Purchase, holders of any 2026 Notes validly tendered after the Early Tender Time and at or prior to the Expiration Date and accepted for purchase pursuant to the Tender Offers will receive the tender offer consideration of $1,030 for each $1,000 principal amount of 2026 Notes so validly tendered at or prior to the Expiration Time, but no early tender premium, as described in the Offer to Purchase, together with accrued and unpaid interest from the last interest payment for the 2026 Notes up to, but not including, the final settlement date

Redemption of 2026 Notes

In connection with the Tender Offer of the 2026 Notes, the Company has instructed the 2026 Notes Trustee to call for redemption all of the 2026 Notes that remain outstanding on September 14, 2021. The 2026 Notes will be redeemed on September 14, 2021 at a redemption price equal to 105.625% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of August 30, 2021, between Southwestern Energy Company and Regions Bank, as trustee

4.2	First Supplemental Indenture, dated as of August 30, 2021, among Southwestern Energy Company, the guarantors party thereto and Regions Bank, as trustee

4.3	Form of 5.375% Notes due 2030 (included in Exhibit 4.2)

4.4	Sixth Supplemental Indenture, dated as of August 30, 2021, among Southwestern Energy Company, the guarantors party thereto and U.S. Bank National Association, as trustee

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: August 30, 2021	By:	/s/ Chris Lacy
	Name:	Chris Lacy
	Title:	Vice President, General Counsel and Corporate Secretary